EXHIBIT 99.1

Press contact:	Financial contact:
Tim Powers RSA Security Inc. (781) 515-6212 tpowers@rsasecurity.com	Stacey Fitzgerald RSA Security Inc. (781)515-6021 sfitzgerald@rsasecurity.com

For Immediate Release

RSA Security Announces Resolution of SEC Inquiry

No Impact to Reported Financial Results; No Penalty Imposed

BEDFORD, Mass., July 23, 2003 — RSA Security Inc. (NASDAQ: RSAS) announced today that it has reached an agreement with the Securities and Exchange Commission (SEC) resolving an investigation undertaken by the SEC’s staff. The Company, while neither admitting nor denying any wrongdoing, agreed to entry of an SEC order that it will not violate the antifraud provisions of the federal securities laws. The agreement has no impact on RSA Security’s reported financial results, and no penalty has been assessed against the Company or any of its officers. RSA Security has cooperated fully with the SEC’s inquiry, which was first disclosed by the Company in January 2002.

The SEC investigation addressed the Company’s earnings press release for the first quarter of 2001, which disclosed revenue of $76.3 million and earnings per diluted share of $0.16 (on a non-GAAP core operating basis). The press release did not disclose a change in the timing of revenue recognition from sales of RSA Security’s products to distributors who stocked the Company’s products. The Company disclosed the change in its Form 10Q for that quarter. As a result of the change in the first quarter of 2001, the Company recognized an additional $1.7 million of revenue and approximately an additional $0.02 earnings per share in that quarter. While the SEC agreed that the change in timing was in conformity with generally accepted accounting principles, the SEC’s investigation focused on whether the change should also have been disclosed in the Company’s earnings press release.

About RSA Security Inc.
 With more than 12,000 customers around the globe, RSA Security provides interoperable solutions for establishing online identities, access rights and privileges for people, applications and devices. Built to work seamlessly and transparently in complex environments, the company’s comprehensive portfolio of identity and access management solutions — including authentication, Web access management and developer solutions — is designed to allow customers to confidently exploit new technologies for competitive advantage. RSA Security’s strong reputation is built on its history of ingenuity and leadership, proven technologies and long-standing relationships with more than 1,000 technology partners. For more information, please visit www.rsasecurity.com.

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